Exhibit 5.1

May 8, 2012

Con-way Inc.
2211 Old Earhart Road, Suite 100
Ann Arbor, MI 48105

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 executed by you on May 8, 2012 and to be filed with the Securities and Exchange Commission on or about May 8, 2012 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of Common Stock issuable pursuant to the Con-way Inc. 2012 Equity and Incentive Plan (the “Plan”).

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the authorization of the issuance of shares of Common Stock under the Plan (the “Plan Shares”) and such documents as I have deemed necessary to render this opinion.

Based on the forgoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that each Plan Share that is newly issued pursuant to the Plan will be legally issued, fully paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly authorized the issuance and sale of such Plan Share as contemplated by the Plan; and (iii) either a certificate representing such Plan Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against receipt of the agreed consideration therefor to the extent required by, and in accordance with the terms of, the Plan or if any Plan Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Plan Share to the person entitled thereto against receipt of the agreed consideration therefor to the extent required by, and in accordance with the terms of, the Plan.

This opinion letter is limited to the laws of the State of Delaware and the Securities Act, and I do not express any opinion herein concerning any other law.  The opinions expressed herein are based on laws in effect on the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

  /s/ Stephen K. Krull
Stephen K. Krull
Executive Vice President, General Counsel and Secretary
Con-way Inc.